Exhibit 15.4

CONSENT OF MARK A. PETERSEN

The undersigned, Mark A. Petersen, hereby states as follows:

I participated in the preparation of a technical report entitled "Metallica Resources Inc. – El Morro Copper-Gold Project, Region III, Chile, NI 43-101 Technical Report, La Fortuna Deposit, Mineral Resource Estimate – 2006 Update" dated December 26, 2006 (the "Technical Report") concerning the El Morro Project in Chile, for Metallica Resources Inc. (the "Company"), portions of which are summarized under the caption "Item 4. Information on the Company – D. Property, Plant and Equipment – The El Morro Project, Chile" in this Annual Report on Form 20-F of the Company for the year ended December 31, 2007 (the "Form 20-F"), to be filed with the United States Securities and Exchange Commission.

I hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-36154 (as amended by Post-Effective Amendment No. 1 thereto) and No. 333-148255) of the Company of the summary information concerning the Technical Report, including the references to my name included with such information, as set forth above in the Form 20-F.

/s/ Mark A. Petersen
Mark A. Petersen

Date: March 25, 2008